EXHIBIT 10(f)

                PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                    FOR FISCAL YEAR ENDED DECEMBER 31, 1996


    SUMMARY OF PERFORMANCE COMPENSATION PROGRAM OF PEOPLES BANCORP INC.


  In late 1996, Peoples Bancorp Inc. (the "Company") established a new Performance Compensation Program ("Program") in which all employees of the Company and its subsidiaries are eligible to participate. This Program replaced the Company's Incentive
Bonus Plan established in 1988 for certain senior officers of the Company and its subsidiaries. The Company's Executive Committee and Board of Directors approved the Program in late
1996 for implementation and use in the 1997 calendar year.

  The Program is designed to reward all employees for balanced growth and increased profitability. The amount of the award available for distribution is based upon the Company's performance with regard to specified performance goals. In 1997, the majority of potential incentive payout is based on the performance of the Company's consolidated financial results.
The remaining incentive payout for employees is based on the results of performance goals in certain subordinate models (such as subsidiary or branch models). This payout percentage may be adjusted on an annual basis.

  In 1997, the performance goals focus on loan and deposit growth, profitability, asset quality, and productivity (increased operational efficiency). The Program compares current year performance to prior year and rewards employees for incremental growth in the key performance goals previously listed. Each performance goal is weighted according to contribution to net income. In general, the key performance goals are evenly weighted for 1997. The Program also establishes a range of payout percentages which reflect the extent to which the Company has met the performance goals. The payout percentage is uniformly applied to the gross salaries of each eligible employee. Consequently, enhanced performance in relation to the performance goals creates higher incentive bonuses.